Exhibit d(23)(f)

AMENDMENT NO. 6

TO

INVESTMENT SUB-ADVISORY AGREEMENT

This AMENDMENT NO. 6 to the INVESTMENT SUB-ADVISORY AGREEMENT (“Amendment”) is dated as of October 1, 2019, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas life insurer (the “Adviser”), and BLACKROCK INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and VALIC Company I, a Maryland corporation (the “Company”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 2002 (the “Advisory Agreement”), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Company; and

WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “Act”), as an open-end management investment company; and

WHEREAS, the Adviser and the Subadviser are parties to an Investment Sub-Advisory Agreement dated March 5, 2007, as amended from time to time (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to certain investment series of the Company, as listed on Schedule A to the Subadvisory Agreement; and

WHEREAS, the Adviser and the Subadviser wish to amend and restate Schedule A to the Subadvisory Agreement as attached hereto.

NOW, THEREFORE, the parties hereby agree as follows:

1.	Schedule A to the Sub-Advisory Agreement is hereby amended and restated as attached hereto.

2.	This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: /s/ Thomas M. Ward
Name: Thomas M. Ward
Title: Vice President

BLACKROCK INVESTMENT
MANAGEMENT, LLC

By: /s/ Michael J. Ferro
Name: Michael J. Ferro
Title: Managing Director

SCHEDULE A

Effective October 1, 2019

SUB-ADVISER shall manage all or a portion of the assets of the following Covered Fund(s) and shall be compensated on that portion as follows:

Covered Fund	Fee

Core Equity Fund	0.250% on the first $500 million 0.235% on the next $500 million 0.210% thereafter

Dividend Value Fund	0.300% on the first $250 million 0.275% on the next $250 million 0.250% thereafter

Growth Fund	0.250% on the first $1.5 billion 0.210% on the next $ 1 billion 0.190% thereafter